EXHIBIT 3.1

Delaware

The First State

Page 1

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "LUNAI BIOWORKS, INC.", FILED IN THIS OFFICE ON THE FIRST DAY OF MAY, A.D. 2026, AT 10:27 O`CLOCK A.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

4928900 8100
SR# 20262185801

Authentication: 203810303
Date: 05-01-26

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

LUNAI BIOWORKS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Lunai Bioworks, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY as follows:

That, pursuant to the authority conferred upon the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation, by resolutions duly adopted on April 27, 2026, duly authorized and approved the creation and issuance of a series of preferred stock of the Corporation, par value $0.0001 per share, designated as the “Series B Convertible Preferred Stock,” and adopted the resolutions set forth herein, in the form of this Certificate of Designation (this “Certificate of Designation”):

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of preferred stock of the Corporation, and hereby fixes the powers, designations, preferences, rights, qualifications, limitations and restrictions of such series, as follows:

Section 1. Definitions.

For purposes of this Certificate of Designation, the following terms shall have the meanings set forth below. Capitalized terms used in this Certificate of Designation and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as in effect on the Original Issue Date), the Certificate of Incorporation, or the DGCL, as applicable.

“Affiliate” has the meaning given to such term in the Merger Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or the State of Delaware are authorized or required by applicable law to close.

“Common Stock” means the common stock of the Corporation, par value $0.0001 per share.

“Conversion Notice” has the meaning set forth in Section 7(f).

“Conversion Price” has the meaning set forth in Section 7(b).

“Conversion Suspension” means any suspension of the right to convert any Series B Preferred Stock into Common Stock under Section 6.5(b) or Section 6.9 of the Merger Agreement, or under Section 10 of this Certificate of Designation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” has the meaning given to such term in the Merger Agreement (and, for the avoidance of doubt, includes Oncotelic Inc., a Delaware corporation, and Pelerin Therapeutics Inc., a corporation existing under the laws of the Province of British Columbia, Canada).

“Liquidation Preference” has the meaning set forth in Section 6.

“Merger Agreement” means the Agreement and Plan of Merger by and among the Corporation, Lunai Bioworks IP, Inc., Neurobridge IP Holdings Incorporated, Oncotelic Inc., and Pelerin Therapeutics Inc., dated as of April 27, 2026, as in effect on the Original Issue Date, as the same may be amended after the Original Issue Date, but only to the extent that any such amendment does not adversely affect the powers, preferences, rights, qualifications, limitations or restrictions of the holders of Series B Preferred Stock unless any such amendment is approved in accordance with Section 14 below.

“Original Issue Date” means the date on which the first share of Series B Preferred Stock is issued by the Corporation.

“Series B Preferred Stock” has the meaning set forth in Section 2.

“Stated Value” has the meaning set forth in Section 3.

“Stockholder Approval” has the meaning set forth in Section 7(a).

“Stockholder Approval Proposal” means the proposal seeking the Stockholder Approval submitted to the holders of Common Stock for approval.

“Trading Day” means any day on which The Nasdaq Stock Market LLC (or, if the Common Stock is not then listed on The Nasdaq Stock Market LLC, the principal national securities exchange or over-the-counter market on which the Common Stock is then listed or traded) is open for trading; provided that, if the Common Stock is not so listed or traded, “Trading Day” shall mean a Business Day.

“Transfer” means any direct or indirect sale, transfer, assignment, gift, pledge, hypothecation, encumbrance, grant of a security interest in, or other disposition of any kind, whether voluntary or involuntary, by operation of law or otherwise; the verb forms “Transfer,” “Transfers,” “Transferred” and similar terms, and the noun “Transferee,” shall have correlative meanings.

Section 2. Designation and Number of Shares; Fractional Interests.

(a) Designation. There is hereby created out of the authorized but unissued shares of preferred stock of the Corporation, par value $0.0001 per share (the “Preferred Stock”), a series of Preferred Stock, designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”). The number of authorized shares constituting the Series B Preferred Stock shall be eight (8) shares.

(b) Fractional Series B Interests; Partial Conversion and Cancellation. Notwithstanding anything to the contrary in this Certificate of Designation, shares of Series B Preferred Stock may be held, issued, converted, forfeited, cancelled, debited and otherwise transacted, in each case in whole shares or in fractional interests calculated to six (6) decimal places. The Stated Value, Liquidation Preference, conversion rights and all other powers, preferences, rights, qualifications, limitations and restrictions of any fractional interest in a share of Series B Preferred Stock shall be proportionate to the fraction of a share represented by such interest. No fractional interest in the Series B Preferred Stock shall be evidenced by a certificate; all fractional interests shall be maintained solely in book-entry form on the records of the Corporation or its transfer agent. The Corporation, its transfer agent and its registrar are authorized to debit, cancel and forfeit whole shares or fractional interests from a holder’s book-entry position in connection with any conversion, forfeiture, cancellation or other transaction permitted under this Certificate of Designation or the Merger Agreement.

Section 3. Stated Value.

The stated value of each share of Series B Preferred Stock shall be $2,500,000 per share (the “Stated Value”), with an aggregate Stated Value of $20,000,000 across the eight (8) shares of Series B Preferred Stock authorized by this Certificate of Designation. The Stated Value shall not be adjusted in connection with any stock split, stock dividend, recapitalization, reclassification or similar event affecting the Series B Preferred Stock except as expressly provided herein.

Section 4. Ranking.

The Series B Preferred Stock shall, with respect to liquidation, dissolution and winding up of the Corporation, rank: (a) senior to the Common Stock and to any other class or series of capital stock of the Corporation hereafter authorized that does not by its terms expressly rank senior to or pari passu with the Series B Preferred Stock; (b) pari passu with any class or series of capital stock of the Corporation hereafter authorized that by its terms ranks pari passu with the Series B Preferred Stock; and (c) junior to any class or series of capital stock of the Corporation hereafter authorized that by its terms ranks senior to the Series B Preferred Stock.

Section 5. Dividends.

No dividends shall accrue or be payable on the Series B Preferred Stock. The Series B Preferred Stock shall not be entitled to participate in any dividend, distribution or other payment declared or made on the Common Stock or any other class or series of capital stock of the Corporation, except as required by the DGCL.

Section 6. Liquidation Preference.

In the event of any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its stockholders, before any distribution or payment shall be made to the holders of Common Stock or any other class or series of capital stock ranking junior to the Series B Preferred Stock, an amount per share equal to the Stated Value (the “Liquidation Preference”). After payment in full of the Liquidation Preference, the holders of Series B Preferred Stock shall not be entitled to any further participation in the distribution of the Corporation’s assets in respect of the Series B Preferred Stock.

Section 7. Conversion.

(a) Conversion Gate. No share of Series B Preferred Stock shall be convertible into Common Stock prior to the Corporation’s receipt of (i) the affirmative vote of holders of a majority of the votes cast on the Stockholder Approval Proposal at a meeting of the Corporation’s stockholders, or (ii) a written consent in lieu of a meeting of the requisite holders of the Corporation’s voting securities approving the Stockholder Approval Proposal, in each case to the extent permitted by applicable law and Nasdaq Listing Rule 5635 (such approval, the “Stockholder Approval”). Any purported conversion of any Series B Preferred Stock into Common Stock prior to receipt of the Stockholder Approval shall be null and void ab initio, and shall not give rise to any right, claim, interest or remedy of any holder, including any right to receive Common Stock, dividends, distributions, voting rights or any other consideration. The Corporation’s solicitation obligations with respect to the Stockholder Approval Proposal are set forth in Section 5.11 of the Merger Agreement, including the limited Nasdaq savings clause therein. Failure of the Corporation to seek or obtain the Stockholder Approval by any date or at all shall not result in any increase in the Stated Value, the Conversion Ratio or any dividend, any decrease in the Conversion Price, any redemption right, rescission right, penalty, fee, liquidated damages or other monetary or economic consequence favorable to any holder of Series B Preferred Stock.

(b) Conversion Price; Aggregate Conversion Math. From and after receipt of the Stockholder Approval, the holder of any share of Series B Preferred Stock (or any fractional interest in a share of Series B Preferred Stock) shall be entitled, at such holder’s option and subject to subsections (c) through (i) below and to Section 10 (Stop-Transfer; Forfeiture and Cancellation), to convert all or any whole-share or fractional portion of such holder’s Series B Preferred Stock into a number of shares of Common Stock equal to (i) the aggregate Stated Value (or pro rata portion thereof, in the case of any fractional interest) of all shares (and fractional interests) of Series B Preferred Stock specified in the applicable Conversion Notice (the “Subject Shares”), divided by (ii) $1.50 (the “Conversion Price”), rounded down to the nearest whole share. The number of shares of Common Stock issuable upon any single conversion shall be calculated based on the aggregate Stated Value of all Subject Shares included in such Conversion Notice (and not separately for each Subject Share or fractional interest), and rounding shall be applied once per Conversion Notice. Based on the aggregate Stated Value of the eight (8) shares of Series B Preferred Stock authorized by this Certificate of Designation and the Conversion Price, the maximum aggregate number of shares of Common Stock issuable upon full conversion of all such Series B Preferred Stock is 13,333,333 shares of Common Stock.

(c) No Price-Based Anti-Dilution. The Conversion Price shall not be adjusted in connection with any issuance, sale or other disposition of capital stock or other securities by the Corporation, whether at, above or below the Conversion Price, the prevailing market price, or any other valuation. No “anti-dilution,” “ratchet,” “price protection,” “weighted-average” or other similar adjustment shall apply to the Conversion Price.

(d) Structural Adjustments. The Conversion Price shall be adjusted as follows for the events described below: (i) Subdivisions. If the Corporation, at any time, subdivides (by any stock split, stock dividend, recapitalization, reclassification or otherwise) one or more classes of its outstanding Common Stock into a greater number of shares, the Conversion Price in effect immediately before such subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock. (ii) Combinations. If the Corporation, at any time, combines (by reverse stock split, combination, consolidation or otherwise) one or more classes of its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately before such combination shall be proportionately increased so that the number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock. (iii) Reorganizations; Mergers; Sales. If the Common Stock is converted into, exchanged for, or otherwise becomes the right to receive other securities, cash or property (or any combination thereof) in any merger, consolidation, share exchange, statutory conversion, reorganization, recapitalization, reclassification or sale of substantially all the assets of the Corporation, then each share of Series B Preferred Stock shall thereafter be convertible (following receipt of Stockholder Approval to the extent the Conversion Gate then remains applicable) into the kind and amount of securities, cash or property to which a holder of the number of shares of Common Stock issuable upon conversion of such share of Series B Preferred Stock immediately before such transaction would have been entitled in such transaction, subject to further adjustment in accordance with this Section 7. The provisions of this Section 7(d) shall apply to successive subdivisions, combinations, reorganizations, mergers, sales and similar events. All adjustments made under this Section 7(d) shall be calculated to the nearest one-thousandth of one cent ($0.00001).

(e) Beneficial Ownership Limitation; Conversion Blocker. Notwithstanding any other provision of this Certificate of Designation or the Merger Agreement, no share of Series B Preferred Stock (or any fractional interest therein) shall be convertible into Common Stock if, after giving effect to such conversion, the holder thereof, together with such holder’s Affiliates and any “group” within the meaning of Section 13(d)(3) of the Exchange Act including such holder, would beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) more than 4.99% of the then-outstanding Common Stock (the “Beneficial Ownership Limitation,” which shall operate as a conversion blocker for purposes of this Certificate of Designation and Section 3.13(c) of the Merger Agreement, and any purported conversion in contravention of this Section 7(e) shall be null and void ab initio); provided, that (i) any holder may elect to increase the Beneficial Ownership Limitation applicable to it from 4.99% to 9.99% upon sixty-one (61) days’ prior written notice to the Corporation, and (ii) any further increase above 9.99% shall require the Corporation’s prior written consent, which the Corporation may grant, condition or withhold in its sole discretion based on its determination of compliance with Nasdaq Listing Rule 5635 (including Nasdaq Listing Rule 5635(b) and the change-of-control analysis thereunder), and shall be subject to such separate stockholder approval (if any) as the Corporation determines is required by applicable law or the rules of any national securities exchange on which the Common Stock is then listed. The Corporation, its transfer agent and its registrar shall give effect to this Section 7(e) by refusing to register any conversion of Series B Preferred Stock that would result in beneficial ownership in excess of the then-applicable Beneficial Ownership Limitation. The Beneficial Ownership Limitation in this Section 7(e) is in addition to, and not in lieu of, the Conversion Gate set forth in Section 7(a) and any stop-transfer or conversion-suspension restriction under Section 10.

(f) Mechanics of Conversion. To convert any shares of Series B Preferred Stock into Common Stock, a holder shall deliver to the Corporation a written notice of conversion (a “Conversion Notice”) setting forth the number of shares of Series B Preferred Stock to be converted and the holder’s representation and warranty that the conversion (i) is not prior to receipt of the Stockholder Approval, (ii) does not violate the Beneficial Ownership Limitation, and (iii) is not subject to any stop-transfer order or conversion suspension under Section 10 below or under the Merger Agreement. Subject to the foregoing, the Corporation shall, within three (3) Trading Days after receipt of a valid Conversion Notice, cause its transfer agent to credit the converting holder’s account with the number of shares of Common Stock to which such holder is entitled, in restricted book-entry form in accordance with Section 10(f) below.

(g) Rounding; No Fractional Shares. The number of shares of Common Stock issuable upon any conversion shall be rounded down to the nearest whole share, and no fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock; no cash or other consideration shall be paid in lieu of any fractional share otherwise issuable. Rounding shall be applied once per Conversion Notice (computed on the aggregate Stated Value of all Subject Shares) and not separately on a share-by-share basis.

(h) Not a Future Priced Security. The Series B Preferred Stock is not a “Future Priced Security” within the meaning of Nasdaq Listing Rule IM-5635-4. No term of this Certificate of Designation provides for a variable, contingent, reset or otherwise adjustable Conversion Price, an increased dividend, accrual of any penalty, redemption right, or any other consequence favorable to the holders of Series B Preferred Stock triggered by, or contingent upon, the failure to obtain the Stockholder Approval by any particular date or at all.

(i) Reservation of Common Stock. From and after receipt of the Stockholder Approval, the Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, that number of shares of Common Stock as is sufficient to permit the full conversion of all then-outstanding shares (and fractional interests) of Series B Preferred Stock at the Conversion Price then in effect, as adjusted under Section 7(d). The Corporation shall take all such corporate action as may be necessary to ensure that all shares of Common Stock issuable upon conversion of the Series B Preferred Stock will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of preemptive rights and liens (other than transfer restrictions arising under applicable securities laws, the Merger Agreement and this Certificate of Designation).

Section 8. Voting Rights.

(a) General. The holders of Series B Preferred Stock shall not have voting rights and shall not be entitled to vote on any matter submitted to a vote of the stockholders of the Corporation, except as expressly required by the DGCL or as expressly set forth in subsection (c) below.

(b) Voting Exclusion (Nasdaq IM-5635-2). Consistent with Nasdaq Listing Rule IM-5635-2, no shares of (i) Series B Preferred Stock (or any fractional interest therein) issued as merger consideration under the Merger Agreement, (ii) Common Stock issued upon conversion of any such Series B Preferred Stock, or (iii) any other securities of the Corporation that Nasdaq requires to be excluded from the vote, in each case held directly or beneficially by any Holder, any Affiliate of a Holder, any Transferee, successor or assign of a Holder, any nominee, broker, custodian, pledgee or beneficial owner of any such securities, or any other Person that Nasdaq requires to be excluded from the vote, shall be voted on the Stockholder Approval Proposal. The voting exclusion in this Section 8(b) follows the securities, not the original holder, and the Corporation, its transfer agent and any proxy solicitor engaged by the Corporation shall give effect to this voting exclusion (including by maintaining and applying a separate restricted CUSIP, segregated book-entry position or comparable identifier for the affected securities, and by tabulating, on the Stockholder Approval Proposal, only votes cast by stockholders that are not subject to this Section 8(b)).

(c) Limited Class-Protection Rights. So long as any shares (or fractional interests in shares) of Series B Preferred Stock remain outstanding, the affirmative vote or written consent of the holders of a majority of the outstanding Series B Preferred Stock (calculated based on the aggregate Stated Value of all shares and fractional interests then outstanding), voting separately as a single class, shall be required for the Corporation to amend, alter or repeal any provision of this Certificate of Designation, the Certificate of Incorporation or the bylaws of the Corporation in a manner that adversely affects the powers, preferences, privileges or rights of the Series B Preferred Stock as such (and, for the avoidance of doubt, the holders of Series B Preferred Stock shall have such rights as are mandated by Section 242(b)(2) of the DGCL or any other applicable provision of the DGCL). The protective provisions in this Section 8(c) are limited class-protection rights only, and shall not be construed to confer upon the holders of Series B Preferred Stock (i) any right to elect, designate or remove any director of the Corporation, (ii) any veto right, consent right or approval right over any ordinary-course corporate action, transaction or operation of the Corporation, (iii) any management or governance right, or (iv) any voting power on any matter submitted to the holders of Common Stock or to the stockholders of the Corporation generally, in each case consistent with Section 3.13 and Section 4.4 of the Merger Agreement.

Section 9. No Redemption; No Sinking Fund.

The Series B Preferred Stock shall not be redeemable at the option of the Corporation or at the option of any holder thereof, and shall not be subject to any sinking fund. The Corporation shall have no obligation to repurchase, redeem or otherwise reacquire any Series B Preferred Stock except as expressly provided in Section 10 below (Stop-Transfer; Forfeiture and Cancellation).

Section 10. Stop-Transfer; Forfeiture and Cancellation.

(a) Forfeiture under the Merger Agreement. The Corporation has the right, pursuant to Article VI of the Merger Agreement (including under Section 6.5 (Sources of Recovery; Set-Off) and Section 6.9 (Special IP Assignment Clawback)), to forfeit and cancel (i) shares (or fractional interests in shares) of Series B Preferred Stock then held by the applicable Holder in uncertificated, book-entry form directly on the records of the Corporation or its transfer agent, and (ii) solely to the extent such Series B Preferred Stock has been converted, any shares of Common Stock issued upon such conversion that remain held directly on the records of the Corporation or its transfer agent and have not been deposited into The Depository Trust Company or any nominee, broker, clearing-broker or street-name account, in each case held by the applicable holder, including any Holder, Transferee, successor, assign, pledgee or beneficial owner. Such forfeiture and cancellation shall be valued, in the case of Series B Preferred Stock (or any fractional interest therein), at the Stated Value (or pro rata portion thereof) per share (without regard to the then-current fair market value, trading price or any other valuation), and, in the case of any such Common Stock, at the Conversion Price then in effect in accordance with Section 10(g) below (as adjusted from time to time pursuant to Section 7(d)), in each case in satisfaction of indemnification, set-off, clawback or other obligations of the applicable Holder (or its Transferee, successor or assign) under the Merger Agreement (including under both Section 6.5 and Section 6.9).

(b) Stop-Transfer; Conversion Suspension; Cancellation upon Required Determination. The Corporation, its transfer agent and its registrar shall give effect to: (i) any stop-transfer order, suspension of conversion, or refusal to register any Transfer of (A) Series B Preferred Stock (or any fractional interest therein) or (B) any shares of Common Stock issued upon conversion thereof and held directly on the books of the Corporation or its transfer agent and not deposited into The Depository Trust Company or any nominee, broker, clearing-broker or street-name account, in each case issued by the Corporation pursuant to Section 6.5 or Section 6.9 of the Merger Agreement upon written notice from the Corporation; and (ii) any forfeiture and cancellation of such Series B Preferred Stock (or such Common Stock) by the Corporation, but only upon entry of (1) a Finally Determined Claim under Section 6.5(a) of the Merger Agreement, (2) an IP Clawback Event under Section 6.9 of the Merger Agreement (and final determination of the corresponding Clawback Amount), or (3) any other final resolution under the Merger Agreement permitting such forfeiture and cancellation, in each case without further action, consent, signature, instruction or proceeding by, of or against the affected holder.

(c) Cancellation; No Reissuance as Series B Preferred Stock. Any share of Series B Preferred Stock forfeited and cancelled in accordance with this Section 10 and the Merger Agreement shall, upon such cancellation, be retired and shall not be reissued by the Corporation as Series B Preferred Stock; such share shall thereupon return to the status of authorized and unissued Preferred Stock and may be reissued by the Corporation in any series or class designated by the Board of Directors in accordance with the DGCL and the Certificate of Incorporation.

(d) DGCL § 160 Reservation. The Corporation and each holder of Series B Preferred Stock acknowledge and agree that any forfeiture and cancellation of Series B Preferred Stock or shares of Common Stock issued upon conversion thereof under this Section 10 is intended as a contractual remedy for breach of the Merger Agreement (in the nature of liquidated damages and/or specific performance), and not as a corporate redemption or repurchase of stock; provided, that to the extent any such forfeiture and cancellation is, by operation of law or otherwise, treated as a redemption or repurchase of stock for purposes of Section 160 of the DGCL, the requirements of Section 160 of the DGCL shall apply, and the Corporation shall not effect such forfeiture and cancellation if, immediately after giving effect thereto, the capital of the Corporation would be impaired in violation of Section 160 of the DGCL. The Corporation shall, to the extent permitted by applicable law, take such corporate action under Sections 160, 243 and/or 244 of the DGCL as may be necessary or advisable to retire such shares and to reduce the capital of the Corporation, so as to maximize the Corporation’s ability to give effect to such forfeiture and cancellation.

(e) Authorization of Corporation, Transfer Agent and Registrar. Subject in all respects to Section 10(b) above and to the applicable requirements of the Merger Agreement (including Sections 6.5 and 6.9 thereof), each holder of Series B Preferred Stock, by virtue of acquiring or holding Series B Preferred Stock, shall be deemed to have irrevocably authorized and instructed the Corporation, its transfer agent and its registrar to give effect to this Section 10 and to the related provisions of the Merger Agreement, including by placing stop-transfer orders, suspending conversion, refusing to register transfers, and forfeiting and cancelling Series B Preferred Stock (and Common Stock held directly on the books of the Corporation), in each case in accordance with Section 10(b). Such authorization is coupled with an interest, is irrevocable, and shall be binding on each holder’s successors, assigns, transferees, heirs, pledgees, beneficial owners and personal representatives. Any transferee of any Series B Preferred Stock takes such Series B Preferred Stock subject to this Section 10.

(f) Restricted Book-Entry Treatment of Converted Common Stock. Until (i) the applicable restrictive legends set forth in Section 11(a) below have been removed in accordance with Section 11(c), and (ii) no stop-transfer order, conversion suspension or other restriction under this Section 10, under Section 6.5 or Section 6.9 of the Merger Agreement, or under any other provision of the Merger Agreement remains applicable to the relevant shares of Common Stock, all shares of Common Stock issued upon conversion of Series B Preferred Stock shall be issued and maintained in restricted book-entry form directly on the records of the Corporation or its transfer agent, and shall not be eligible for deposit into The Depository Trust Company or for placement into any nominee, broker, clearing-broker or street-name account. The Corporation shall instruct its transfer agent in writing to comply with the foregoing, and may, in its discretion (and after consultation with its transfer agent), maintain a separate restricted CUSIP number or otherwise establish a clearly segregated book-entry position for such shares. Any purported deposit, placement or transfer of any such Common Stock in contravention of this Section 10(f) shall be null and void.

(g) Cancellation Valuation of Converted Common Stock. For purposes of satisfying any Finally Determined Claim, IP Clawback Event (with final determination of the corresponding Clawback Amount) or other final resolution under the Merger Agreement by cancellation of shares of Common Stock issued upon conversion of Series B Preferred Stock and held directly on the books of the Corporation or its transfer agent in accordance with Section 6.5(a) of the Merger Agreement, each such share of Common Stock shall be deemed to have a value equal to the Conversion Price then in effect (as adjusted from time to time pursuant to Section 7(d) above). The number of shares of Common Stock subject to cancellation under this Section 10 shall equal (i) the applicable unpaid claim amount, divided by (ii) such deemed per-share value, rounded down to the nearest whole share. Any unsatisfied remainder shall be recoverable by the Corporation through set-off, direct cash recovery, or any other right or remedy available under the Merger Agreement or at law or in equity. Cancellation of any whole share of Common Stock under this Section 10 shall not require any cash payment or any other consideration to the affected holder.

Section 11. Restrictive Legends; DGCL § 202 Notice for Uncertificated Shares.

(a) Restrictive Legends. Each certificate or book-entry statement representing the Series B Preferred Stock (and any Common Stock issued upon conversion thereof) shall bear conspicuously, in addition to any other legends required by applicable law or the Corporation’s organizational documents, the following restrictive legends:

(i) U.S. Securities Act Legend: “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘SECURITIES ACT’), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS.”

(ii) Conversion Gate Legend: “THE SECURITIES REPRESENTED HEREBY ARE NOT CONVERTIBLE INTO SHARES OF COMMON STOCK OF LUNAI BIOWORKS, INC. (THE ‘CORPORATION’) UNTIL AND UNLESS THE CORPORATION HAS RECEIVED THE STOCKHOLDER APPROVAL DESCRIBED IN THE CERTIFICATE OF DESIGNATION OF SERIES B CONVERTIBLE PREFERRED STOCK OF THE CORPORATION. ANY PURPORTED CONVERSION PRIOR TO RECEIPT OF SUCH STOCKHOLDER APPROVAL IS NULL AND VOID.”

(iii) Stop-Transfer / Forfeiture / Cancellation Legend: “THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO STOP-TRANSFER ORDERS, CONVERSION SUSPENSION, AND, UPON ENTRY OF A FINALLY DETERMINED CLAIM, AN IP CLAWBACK EVENT WITH FINAL DETERMINATION OF THE CORRESPONDING CLAWBACK AMOUNT, OR ANY OTHER FINAL RESOLUTION UNDER THE MERGER AGREEMENT PERMITTING FORFEITURE AND CANCELLATION, FORFEITURE, CANCELLATION AND SET-OFF BY THE CORPORATION IN SATISFACTION OF INDEMNIFICATION, SET-OFF AND CLAWBACK OBLIGATIONS UNDER ARTICLE VI (INCLUDING SECTIONS 6.5 AND 6.9) OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF APRIL 27, 2026, A COPY OF WHICH IS AVAILABLE FROM THE CORPORATION UPON REQUEST. ANY TRANSFEREE OF THESE SECURITIES TAKES SUBJECT TO SUCH STOP-TRANSFER, FORFEITURE, CANCELLATION AND SET-OFF RIGHTS, WHICH ARE COUPLED WITH AN INTEREST AND IRREVOCABLE.”

(iv) Transfer Restriction Legend: “THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO TRANSFER, FORFEITURE AND CANCELLATION RESTRICTIONS SET FORTH IN AN AGREEMENT AND PLAN OF MERGER DATED AS OF APRIL 27, 2026 AND IN THE CERTIFICATE OF DESIGNATION OF THE SERIES B CONVERTIBLE PREFERRED STOCK OF THE CORPORATION.”

(v) Pelerin Canadian (NI 45-102) Legend (only on certificates or book-entry statements representing Series B Preferred Stock issued to Pelerin Therapeutics Inc., or shares of Common Stock issued upon conversion thereof): “UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR (4) MONTHS AND ONE (1) DAY AFTER THE LATER OF (I) THE ORIGINAL ISSUE DATE OF THIS SECURITY (AS DEFINED IN THE CERTIFICATE OF DESIGNATION OF SERIES B CONVERTIBLE PREFERRED STOCK OF THE CORPORATION), AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.”

(b) DGCL § 202 Notice for Uncertificated Shares. With respect to any Series B Preferred Stock (or Common Stock issued upon conversion thereof) issued in uncertificated form, the Corporation shall, in accordance with Section 202 of the DGCL, deliver to the holder a written notice containing the substance of the restrictive legends set forth in subsection (a) above, as required by Section 151(f) of the DGCL. The transfer restrictions, conversion restrictions and forfeiture and cancellation rights set forth in this Certificate of Designation and in the Merger Agreement shall be enforceable against the holder and any transferee with notice thereof, and the Corporation shall maintain the foregoing notice on file for inspection by any holder upon request.

(c) Removal of Legends. The Corporation shall, at the request of a holder and upon receipt of evidence reasonably satisfactory to the Corporation (which may include a customary legal opinion of counsel reasonably acceptable to the Corporation) that the restrictions reflected in any of the foregoing legends are no longer required (whether because the relevant restriction period has expired, the relevant securities are no longer subject to such restriction, or otherwise), remove or cause the removal of such legend.

Section 12. No Reissuance of Forfeited or Reacquired Shares.

Any shares of Series B Preferred Stock forfeited and cancelled in accordance with Section 10, and any shares of Series B Preferred Stock that are otherwise reacquired by the Corporation in any manner, shall, upon such forfeiture, cancellation or reacquisition, return to the status of authorized but unissued Preferred Stock, and shall not be reissued by the Corporation as Series B Preferred Stock; such shares may be reissued by the Corporation in any series or class designated by the Board of Directors in accordance with the DGCL and the Certificate of Incorporation.

Section 13. Notices.

Any notice required or permitted to be given to a holder of Series B Preferred Stock under this Certificate of Designation shall be in writing and shall be given to such holder at the address set forth in the Corporation’s stock records (or, if the holder has provided the Corporation with an electronic mailing address, at such electronic mailing address), in accordance with the notice provisions of the Merger Agreement.

Section 14. Amendment.

This Certificate of Designation may be amended in accordance with the DGCL; provided, that the affirmative vote or written consent of the holders of a majority of the outstanding Series B Preferred Stock (calculated based on the aggregate Stated Value of all shares and fractional interests then outstanding), voting separately as a single class, shall be required for any amendment that adversely affects the powers, preferences, privileges or rights of the Series B Preferred Stock as such. Notwithstanding the foregoing, no vote or consent of the holders of the Series B Preferred Stock shall be required for (a) any certificate of elimination or other instrument retiring shares of Series B Preferred Stock following their forfeiture, cancellation or other reacquisition by the Corporation, (b) the correction of any ministerial, typographical, scrivener’s or similar error, (c) any amendment that does not adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock as such, or (d) any amendment adopted at a time when no shares of Series B Preferred Stock remain outstanding. The Corporation shall give effect to any amendment of this Certificate of Designation by filing an amended certificate of designation (or, as applicable, a certificate of elimination or correction) with the Secretary of State of the State of Delaware.

Section 15. Severability.

If any provision of this Certificate of Designation is held to be invalid, illegal or unenforceable, the remaining provisions shall remain in full force and effect, and such provision shall be reformed to the minimum extent necessary to render it enforceable while preserving its intent.

Section 16. Governing Law.

This Certificate of Designation shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to any conflict-of-laws principle that would result in the application of the laws of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designation to be duly executed by an authorized officer of the Corporation as of May 1, 2026.

LUNAI BIOWORKS, INC.

By: /s/ David Weinstein

Name: David Weinstein

Title: Chief Executive Officer